UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 5, 2016

LAM RESEARCH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-12933	94-2634797
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4650 Cushing Parkway

Fremont, California 94538

(Address of principal executive offices, including zip code)

(510) 572-0200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 5, 2016, Lam Research Corporation (“Lam”) and KLA-Tencor Corporation (“KLA”) entered into a Termination Agreement (the “Termination Agreement”) to terminate their previously reported Agreement and Plan of Merger and Reorganization, dated as of October 20, 2015, by and among Lam, KLA, Topeka Merger Sub 1, Inc., and Topeka Merger Sub 3, Inc. (as permitted assignee of Topeka Merger Sub 2, Inc.) (the “Merger Agreement”). After careful review of recent antitrust agency feedback and evaluation of their options, both companies have decided that it is not in the best interest of their respective stakeholders to continue pursuing the merger. In accordance with terms set forth in the Merger Agreement, no termination fees will be payable by either company.

A copy of the Termination Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

Merger Agreement Termination

On October 5, 2016, the Merger Agreement was terminated. The disclosure under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference in response to Item 1.02.

The terminated Merger Agreement is more fully described in Lam’s Current Report on Form 8-K filed on October 21, 2015.

Term Loan Commitment Termination

As previously reported in a Current Report on Form 8-K filed by Lam on May 13, 2016 (the “Prior 8-K”), on May 13, 2016, Lam entered into an Amended and Restated Term Loan Agreement (the “Amended and Restated Term Loan Agreement”), among Lam, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, Goldman Sachs Bank, USA, JPMorgan Chase Bank, N.A., Barclays Bank PLC and Citibank, N.A., as joint bookrunners and joint lead arrangers, and the lenders and other agents named therein. Among other things, the Amended and Restated Term Loan Agreement provided term loan commitments for a $1,530.0 million senior unsecured term loan facility composed of two tranches: (i) a $1,005.0 million tranche of 3-year senior unsecured loans; and (ii) a $525.0 million tranche of 5-year senior unsecured loans (together, the “Commitments”).

Pursuant to Section 2.07 of the Amended and Restated Term Loan Agreement, the Commitments automatically terminated on October 5, 2016, upon the termination of the Merger Agreement.

The Amended and Restated Term Loan Agreement is summarized in more detail in the Prior 8-K.

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Pursuant to the indenture governing the $2.4 billion in aggregate principal amount of senior unsecured notes issued by Lam on June 7, 2016 (which indenture was filed as Exhibit 4.1 to Lam’s Registration Statement on Form S-3 (Registration No. 333-202110), filed on February 13, 2015, as supplemented with respect to such notes by the Second Supplemental Indenture, filed as Exhibit 4.2 to Lam’s Current Report on Form 8-K filed on June 7, 2016), Lam is required, due to the termination of the Merger Agreement, to redeem all $600 million aggregate principal amount of its 3.450% Senior Notes due 2023 and all $1 billion aggregate principal amount of its 3.900% Senior Notes due 2026. The redemption price for each series of notes subject to redemption will be 101% of the aggregate principal amount of such series of notes, plus accrued and unpaid interest to, but excluding, the date of redemption. Pursuant to the terms of the indenture governing such notes, Lam must provide notice of the special mandatory redemption to the holders of the notes within five business days of the date of the Termination Agreement. The date of redemption, which must be three business days after such notice is mailed to holders of the notes, will be set forth in such notice of redemption.

Item 8.01	Other Events

On October 5, 2016, Lam issued a press release announcing that the Merger Agreement was terminated. A copy of the press release is attached hereto as Exhibit 99.1.

On September 29, 2016, Lam mailed its notice of annual meeting and related proxy statement to its stockholders (the “Proxy Statement”). The Proxy Statement provides for the conditional election of two directors of KLA to the Lam board, as required by the Merger Agreement, if and only if the merger were to have closed prior to the date of the 2016 Lam annual meeting. That will not happen as a result of the termination of the Merger Agreement. As a result, and as contemplated by the Proxy Statement, the two nominees described in Proposal 2 contained in the Proxy Statement, John T. Dickson and Gary B. Moore, will not be nominated for election or elected to the Lam board at the 2016 Lam annual meeting, and the Lam board size will remain at nine.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit Description
2.1	Termination Agreement, dated as of October 5, 2016, by and between Lam and KLA.

99.1	Press Release of Lam dated October 5, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 5, 2016

LAM RESEARCH CORPORATION

By:	/s/ Douglas R. Bettinger
Douglas R. Bettinger
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description
2.1	Termination Agreement, dated as of October 5, 2016, by and between Lam and KLA.

99.1	Press Release of Lam dated October 5, 2016.